Exhibit 10.06

MEDIA GENERAL, INC.

ERISA EXCESS BENEFIT PLAN

Amended and Restated Effective January 1, 2008

Media General, Inc.

ERISA Excess Benefit Plan

Amended and Restated Effective January 1, 2008

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Media General, Inc.

ERISA Excess Benefit Plan

Amended and Restated Effective January 1, 2008

INTRODUCTION

Media General, Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia, adopted this Media General, Inc., ERISA Excess Plan to provide supplemental retirement benefits to certain employees whose benefits under the MG Advantage Retirement Plan may be limited under Section 415 of the Internal Revenue Code, by the limit on covered compensation under Section 401(a)(17) of the Internal Revenue Code, and as a result of participation in the Media General, Inc. Deferred Compensation Plan.

Effective January 1, 2007, individuals who are hired on or after January 1, 2007, may not become Participants in the Plan. Effective January 1, 2008, the Plan is amended to conform the written terms of the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). The Plan has been operated in good faith compliance with the requirements of Section 409A of the Code for periods starting January 1, 2005, and through December 31, 2008. Effective January 1, 2008, the Plan is intended to comply with section 409A of the Code and final regulations thereunder. All questions concerning the Plan should be interpreted in light of the Company’s intention to satisfy the applicable requirements of ERISA and Code section 409A.

Media General, Inc.

ERISA Excess Benefit Plan

Amended and Restated Effective January 1, 2008

ARTICLE I

DEFINITIONS

1.01	Code

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.02	Company

Company shall mean Media General, Inc. and any of its subsidiaries or affiliated business entities participating in the Pension Plan.

1.03	Effective Date

Effective date shall mean January 1, 1991. The Plan was amended and restated, effective November 17, 1994. The Effective Date of this amended and restated Plan is January 1, 2008.

1.04	ERISA

ERISA shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.

1.05	Participant

Participant shall mean any employee of the Company who is an active Participant in the Pension Plan on or after the Effective Date and whose pension benefits determined on the basis of the provisions of such Pension Plan, without regard to the limitations of the Code and including deferrals made under the Media General, Inc. Deferred Compensation Plan, exceed the benefit payable to such Participant whose benefits are limited under the Pension Plan. An individual who becomes an employee of the Company on or after January 1, 2007, may not become a Participant in the Plan.

1.06	Pension Benefit

Pension Benefit shall mean the actuarial equivalent of the monthly benefit paid to a Participant (or his spouse) of the Pension Plan assuming that the benefits under the Pension Plan begin at the same time and in the same manner as benefits are payable under the Plan.

1.07	Pension Plan

Pension Plan shall mean the MG Advantage Retirement Plan.

Media General, Inc.

ERISA Excess Benefit Plan

Amended and Restated Effective January 1, 2008

1.08	Plan

Plan shall mean the Media General, Inc., ERISA Excess Benefit Plan, as from time to time amended or restated, which shall be an unfunded plan for the benefit of highly compensated or management employees.

1.09	Unrestricted Benefit

Unrestricted Benefit shall mean the Pension Benefit that would have been payable to a Participant if the determination of such Pension Benefit was made without regard to (i) the limit on covered compensation contained in Section 401(a)(17) of the Code, and (ii) the limit on benefits payable under Section 415 of the Code, and by treating the amount of any compensation that is deferred by the Participant under the Media General, Inc. Deferred Compensation Plan as a component of covered compensation in the year in which such deferrals occur. Only Years of Service (as defined in the Pension Plan) taken into account under the Pension Plan shall be considered under this Plan in determining a Participant’s Unrestricted Benefit.

1.10	Unrestricted Spousal Benefit

Unrestricted Spousal Benefit shall mean the Pension Benefit that would have been payable to a Participant’s spouse if the determination of such Pension Benefit was made without regard to (i) the limit on covered compensation contained in Section 401 of the Code, and (ii) the limit on benefits payable under Section 415 of the Code, and by treating the amount of any compensation that is deferred by the Participant under the Media General, Inc. Deferred Compensation Plan as a component of covered compensation in the year in which such deferrals occur. Only Years of Service (as defined in the Pension Plan) taken into account under the Pension Plan shall be considered under this Plan in determining the Unrestricted Spousal Benefit.

Media General, Inc.

ERISA Excess Benefit Plan

Amended and Restated Effective January 1, 2008

ARTICLE II

BENEFITS

2.01	Normal Retirement Benefit

Upon the Normal Retirement of a Participant, as provided under the Pension Plan, such Participant shall be entitled to a monthly benefit equal in amount to his Unrestricted Benefit less his Pension Benefit, which shall commence at the time and in the form described in Plan section 2.04.

2.02	Early Retirement Benefit

(a) Except as provided in subsection (b) below, upon the Early Retirement of a Participant, as provided under the Pension Plan, such Participant shall be entitled to a monthly benefit equal to his Unrestricted Benefit less his Pension Benefit, which shall commence at the time and in the form described in Plan section 2.04.

(b) A Participant who has a vested benefit under the Plan as of December 31, 2006, may elect to receive his Early Retirement Benefit under the Plan at any age following his attainment of Early Retirement Age (as defined in the Pension Plan), but no later than the attainment of age 65, provided that the Participant has Separated from Service as of such date and subject to the six-month delay described in Plan Section 2.04(a). Such election must be made no later than December 31, 2008. Notwithstanding the foregoing, a Participant may change his election by filing a subsequent election with the Company, provided that any such election (i) may not take effect for twelve (12) months after it is made and (ii) must postpone payment or commencement of Participant’s benefit for at least five (5) years from the date the benefit was otherwise scheduled to be paid or to commence.

2.03	Spouse’s Pension Benefit

Upon the death of a Participant whose spouse is eligible for a Pre- or Post-retirement surviving spouse benefit under the Pension Plan, the Participant’s Surviving Spouse shall be entitled to a monthly benefit equal in amount to the Unrestricted Spousal Benefit less the Pension Benefit payable to such spouse.

2.04	Date of Payment

(a) Except as provided in subsection (b) below, the benefit payment computed under this Article II shall be an annual amount which shall be payable in monthly installments commencing on the first day of the first month following the six-month anniversary of the Participant’s Separation from Service or death (if applicable) with the Company and terminating with the last installment paid

Media General, Inc.

ERISA Excess Benefit Plan

Amended and Restated Effective January 1, 2008

prior to the Participant’s or Surviving Spouse’s death. Any payments that would have been made during the six-month period commencing on the Participant’s Separation from Service and ending on the date monthly payments begin shall be accumulated and paid on the date of the first payment.

(b) In lieu of receiving a benefit under the Plan in the form of a life annuity described in subsection (a) above, a Participant who has a vested benefit under the Plan as of December 31, 2006, may elect prior to the date benefits begin to receive benefits in an actuarial equivalent form of benefit provided under the Pension Plan, in accordance with procedures announced by the Company and on a form provided by the Company.

(c) For purposes of the Plan, Separation from Service means either: (i) the complete cessation of the performance of services by the Participant for the Company for whatever reason, or (ii) a diminished level of services where the Participant is expected to perform services at a level equal to twenty percent (20%) or less of the average level of service provided during the immediately preceding thirty-six (36) months.

Media General, Inc.

ERISA Excess Benefit Plan

Amended and Restated Effective January 1, 2008

ARTICLE III

ADMINISTRATION OF THE PLAN

3.01	Administrator

The Plan shall be administered by the Company, or such person, entity or committee as it may appoint from time to time, which shall have the authority to interpret the Plan and issue such regulations as it deems appropriate. The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Administrator’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

In discharging the duties assigned to it under the Plan, the Committee and each other fiduciary with respect to the Plan has the discretion to interpret the Plan; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and to make all other determinations necessary or advisable for the discharge of its duties under the Plan. Each fiduciary’s discretionary authority is absolute and exclusive if exercised in a uniform and nondiscriminatory manner with respect to similarly situated individuals. The express grant in the Plan of any specific power to a fiduciary with respect to any duty assigned to it under the Plan must not be construed as limiting any power or authority of the fiduciary to discharge its duties. A fiduciary’s decision is final and conclusive unless it is established that the fiduciary’s decision constituted an abuse of its discretion.

3.02	Amendment and Termination

The Company reserves the right at any time to amend, modify or terminate the Plan, in whole or in part. Any such amendment, modification or termination of the Plan shall be made by a resolution adopted by the Board of Directors and communicated to Participants within a reasonable time from the later of the date of adoption or the effective of such action; provided, however, that the Company shall not amend the Plan retroactively in such a manner as to reduce any benefit payable to any Participant or Beneficiary to the extent that such benefit was accrued and vested prior to the amendment, modification or termination, unless such Participant consents in writing to such reduction. The Plan shall not be terminated unless such termination is permitted and administered in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix).

3.03	Payments

The Company will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto.

Media General, Inc.

ERISA Excess Benefit Plan

Amended and Restated Effective January 1, 2008

3.04	Non-assignability of Benefits

The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

3.05	Unfunded Plan

The Plan shall be unfunded for federal income tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by the Company to make future benefit payments. Nevertheless, for the convenience of the Company, a trust fund may be established to segregate certain assets for the purpose of paying benefits under the Plan. The Company shall be the beneficial owner of such assets, and no Participant or Beneficiary shall have any right, title or interest in or to any such assets.

3.06	Claims Procedure

Any claim by a Participant or his Beneficiary for benefits shall be submitted to the Administrator. The Administrator shall be responsible for deciding whether such claim properly relates to benefits provided by the Plan and for providing a final decision with respect to such claim. In addition, the Administrator shall provide a full and fair review of the claim, in accordance with the procedures required by ERISA.

For all purposes under the Plan, the decision with respect to a claim (if no review is requested) or the decision with respect to a claim review (if review is requested) shall be final, binding and conclusive on all interested parties.

3.07	Nonguarantee of Employment

Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in employment of the Company, or as a limitation on the right of the Company to discharge any of its employees, with or without cause.

3.08	Applicable Law

This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of Virginia.

Media General, Inc.

ERISA Excess Benefit Plan

Amended and Restated Effective January 1, 2008

3.09	Anti-Acceleration

Notwithstanding anything in the Plan to the contrary, no change submitted on an election form shall be accepted by the Company if the change accelerates the time over which distributions shall be made to the Participant (except as other permitted under Code section 409A). The Company shall deny any change made to an election if the Company determines that the change violates the requirement under Code section 409A.

Notwithstanding the preceding, the Company, in its discretion, may accelerate distributions under the Plan in accordance with each of the payment events contained in Treasury Regulation section 1.409A-3(j)(4)(ii) through (xiv).

3.10	Omnibus Provisions

(a) Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1).

(b) It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Code section 409A (including any transition or grandfather rules thereunder). The Company is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code section 409A (including any transition or grandfather rules thereunder and to declare any election, consent or modification thereto void if non-compliant with Code section 409A